Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated June 10, 2009, relating to the financial statements and financial statement schedule of ReneSola Ltd, and the effectiveness of ReneSola Ltd’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of ReneSola Ltd for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
June 25, 2009